UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

Loral Space & Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Avenue New York, New York	07666
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 697-1105

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Following a mediation session held on December 1, 2014, Loral Space & Communications Inc. (“Loral”) and MacDonald, Dettwiler and Associates Ltd. (“MDA”) entered into an agreement titled “MDA/Loral Dispute Resolution” dated December 1, 2014 (the “Allocation Agreement”), pursuant to which Loral and MDA agreed that Loral will be responsible for $45 million, and MDA and Loral’s former subsidiary, Space Systems/Loral, LLC (“SSL”), will be responsible for $55 million, of the $100 million litigation settlement with ViaSat, Inc. (“ViaSat”).

To date, Loral has paid $23.4 million toward the ViaSat settlement, which is $2.6 million more than its share of the payment obligations based on the results of the mediation. Pursuant to the Allocation Agreement, Loral will make additional net payments through January 2017, totaling $22.7 million (representing nine equal quarterly payments totaling $25.3 million inclusive of interest at 3.25% per year, offset by a reduction for the $2.6 million overpayment to date).

The foregoing description of the Allocation Agreement does not purport to be complete and is qualified in its entirety by reference to the Allocation Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	MDA/Loral Dispute Resolution, dated December 1, 2014, by and between Loral Space & Communications Inc. and MacDonald, Dettwiler and Associates Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORAL SPACE & COMMUNICATIONS INC.

Date: December 3, 2014	By:	/s/ Avi Katz
Name: Avi Katz Title: President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit #	Description

10.1	MDA/Loral Dispute Resolution, dated December 1, 2014, by and between Loral Space & Communications Inc. and MacDonald, Dettwiler and Associates Ltd.